For More Information Contact Charlie Arnot (816)-472-7675 For Immediate Release November 20, 2001

                  Premium Standard Farms Settles Environmental
                             Claims by EPA AND CLEAN

KANSAS CITY, MO., - In a ground breaking settlement, Premium Standard Farms, the nation's second largest pork producer, today committed to reduce nutrients produced from its waste handling system in Missouri by half. This reduction will allow the company to dramatically reduce land used for application. The commitment to reduce nutrients is part of a consent decree between the company, the United States Environmental Protection Agency (EPA), and the Citizens Legal
Environmental Action Network (CLEAN). The agreement settles all environmental claims against the company by EPA and CLEAN. The consent decree will be published for comment in the Federal Register and filed with the federal court in Kansas City prior to becoming effective.

The agreement also settles all environmental claims against ContiGroup
Companies, Inc., formerly Continental Grain Company for alleged environmental violations on swine farms in north Missouri. Continental Grain's Missouri swine operations were merged with Premium Standard Farms in 1998.

The agreement supports the development and implementation of "NEXT GENERATION
TECHNOLOGY". "Next Generation Technology" is a defined term in the 1999 Consent
Decree between the company and the state of Missouri, whereby the company committed to develop and implement innovative waste handling technology at its farms in northwest Missouri. "We are committed to producing consistent high quality pork in an environmentally sustainable system. The technologies we have been testing since 1999 serve as the foundation of our work to reduce land used for application, and enhance our environmental stewardship," said David
Townsend, vice president of environmental affairs for Premium Standard Farms.
"These technologies may help us reduce the nutrients in our waste, reuse a portion of the wastewater produced or recycle nutrients through value added processes. Reducing the nutrient concentration will allow us to reduce the land used for application. That means we can select land for application that is farther away from neighbors and streams."

The collaborative nature of the agreement is being praised by Missouri's congressional delegation. "It's great to see the state and federal governments work with industry to develop solutions to very complex problems," said Sam
Graves, Congressman from Missouri's sixth district. "I'm excited these new technologies are being developed in north Missouri. These systems have the potential to not only reduce nutrients, but reduce odor, thereby improving the quality of life for neighbors and ensuring the viability of an important area industry."

                                     -more-

 Premium Standard Farms * 423 W. 8th Street * Suite 200 * Kansas City, MO 64105
                      (816) 472-7675 * Fax (816) 843-1450

Specifically, the agreement calls for a 50 percent reduction in nitrogen concentration of the effluent applied to area fields from the company's larger farms. This reduction in nutrients will allow Premium Standard Farms to apply more gallons of diluted effluent to each field. This reduces the total acres needed for land application. It provides an additional benefit for area farmers in the increased volume of water applied to their crops. This water can replace existing irrigation or improve yields on fields that were not receiving supplemental water.

Other key elements of the agreement include:

     >>   Monitoring lagoons and barns for emissions of ammonia, hydrogen sulfide, particulate matter and volatile organic compounds.
     >>   Compliance with court ordered Best Management Practices to reduce the risk of spills.
     >>   Testing of selected lagoons to ensure integrity.
     >>   Payment of a $350,000 civil penalty.
     >>   A schedule of stipulated penalties in the event of future violations.

Premium Standard Farms, Inc., a wholly owned subsidiary of PSF Group Holdings,
Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United
States. The company markets fresh pork to discriminating retailers, further processors, and export customers in more than 20 countries. Premium Standard
Farms, Inc., is the nation's second largest pork producer and eighth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina and Texas. Additional information is available on the Internet at www.psfarms.com.

This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the inability of the next generation technology to produce the expected results and the incurrence of excessive costs in the implementation of next generation technology that would negatively impact the financial condition of the Company.

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